Exhibit 99.1

Inphi Announces Dado Banatao as Chairman Emeritus

SANTA CLARA, Calif., August 3, 2020 – Inphi Corporation (NYSE: IPHI), a leader in high-speed data movement interconnects, announced today that Mr. Diosdado Banatao has retired from the Board of Directors effective July 29, 2020. Banatao will continue in his new role as Chairman Emeritus and will be engaged as an advisor to Inphi.

“I'm grateful to have had the opportunity to serve as Chairman of Inphi since its incorporation in December 2000, working alongside great directors, gifted engineers and a tireless management team that has successfully scaled and strategically positioned Inphi as a well-respected market leader,” said Banatao. “This year marks the 20th anniversary of Inphi’s founding and its 10th anniversary as a public company, milestones that mark a perfect opportunity for me to retire from my current role and pass on the Chairman role to its next leader. I’m extremely proud of the company’s accomplishments and I have great optimism about Inphi’s future and continued market leadership.”

“It’s been a tremendous honor and privilege to have worked with Dado over the years,” said Ford Tamer, President and CEO, Inphi. “We are grateful for his experience, perspectives and contribution, which have helped shape Inphi’s strategy and vision. He was instrumental in forming the company from the very beginning and we wish him continued success in his future endeavors.”

“On behalf of the Inphi team, I would like to thank Dado for his early investments and long-term stewardship of Inphi through our phases of development. If it weren’t for Dado, we wouldn’t be here today,” said Dr. Loi Nguyen, Founder and Senior Vice President, Optical Interconnect at Inphi. “Dado’s lasting impression on our culture and values will prove timeless and he will be missed.”

Banatao served on the Inphi Board and as chairman of its Board since December 2000, overseeing Inphi’s start-up capital raising efforts, its development as a private company, its initial public offering and strategy as a publicly held corporation. During his tenure, Banatao also served as Inphi’s Interim President and Chief Executive Officer from October 2006 to August 2007.

About Inphi
Inphi Corporation is a leader in high-speed data movement interconnects. We move big data – fast, throughout the globe, between data centers, and inside data centers.  Inphi’s expertise in signal integrity results in reliable data delivery, at high speeds, over a variety of distances. As data volumes ramp exponentially due to video streaming, social media, cloud-based services, and wireless infrastructure, the need for speed has never been greater. That’s where we come in. Customers rely on Inphi’s solutions to develop and build out the Service Provider and Cloud infrastructures, and data centers of tomorrow. To learn more about Inphi, visit www.inphi.com or connect with Inphi on Twitter or Linkedin.

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Inphi, the Inphi logo and Think fast are registered trademarks of Inphi Corporation. All other trademarks used herein are the property of their respective owners.

Corporate Contact:
Kim Markle
408-217-7329
kmarkle@inphi.com

Investor Contact:

Vernon P. Essi, Jr.

408-606-6524

vessi@inphi.com